EXHIBIT 16.1
April 18, 2011
Securities and Exchange Commission
10O F Street, N.E.
Washington, D.C. 20549
Re: Peak Resorts, Inc. and Subsidiaries
We have read the statements under the section “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” as appearing in the Prospectus which is part of the Registration Statement on Form S-1 of Peak Resorts, Inc. and Subsidiaries to be filed on April 18, 2011 regarding our firm and the change in auditors. We agree with the statements pertaining to us. We have no basis to agree or disagree with statements pertaining to the other accountants.

/s/ Maher & Company PC
St. Louis, Missouri
101 S. Hanley, Suite 1325
Saint Louis, Missouri 63105
(314) 726-0626 Tel (314) 726-0627 Fax
Web site: www.maherco.com